EXHIBIT 10.1

MASTER SERVICES AGREEMENT

BETWEEN

(1)
Sona Mobile Holdings Corp. (EIN 20 – 0375677), whose registered offices are at 39th Floor, 245 Park Avenue, New York, NY 10167 ("Sona”)

Tel:           + 1 702 243 7662
Fax:           + 1 702 243 7602
Email:       kim.stein@sonamobile.com

AND
(2)
eBet Limited (ABN 59 059 210 774) (“eBet”), and eBet Services Pty. Ltd. (ACN 132 670 485) (“ESPL”) whose registered offices are at Unit 13, 112-118 Talavera Road, Macquarie Park, NSW 2113 Australia (collectively, the “eBet Group”)

Tel:           + 61 2 8817 4702
Fax:           + 61 2 8817 4770
Email:       ttoohey@ebetonline.com

The Parties hereby enter into this Agreement

Signed, sealed and delivered by Sona Mobile Holdings Corp.
/s/ KIM STEIN
Date:	August 25, 2008	Authorised Signatory

Signed, sealed and delivered by eBet Limited		/s/ ANTHONY TOOHEY
Director
Date:	August 25, 2008	/s/ IAN JAMES
Director

Signed, sealed and delivered by eBet Services Pty. Ltd.		/s/ ANTHONY TOOHEY
Director
Date:	August 25, 2008	/s/ IAN JAMES
Director

INDEX

1.	Definitions and Interpretation	1
2.	Appointment of Service Provider	3
3.	Advisory Services	4
4.	Software Development Services	4
5.	Software Maintenance Services	5
6.	ESPL Labour Costs	6
7.	Sona Chief Executive Officer Appointment	6
8.	Employment of Sona Technical Employees	7
9.	Sona Board Changes and Appointment	7
10	Equipment Lease Reimbursement	7
11	Work Made For Hire and Assignment	7
12	Licence Grant	8
13	Term	8
14	Documents and Information	9
15	Force Majeure	9
16	Fees and Expenses	9
17	Indemnities and Limitation of Liability	10
18	Representations and Warranties	11
19	Termination	13
20	Effects Of Termination	14
21	Confidential Information	14
22	Fairness and Good Faith	15
23	Dispute resolution	15
24	Assignment	15
25	Notices	16
26	General	16
27	Governing Law and Jurisdiction	16
28	Regulatory Compliance	17
Schedule 1 - Form of Statement of Work
Schedule 2 - Equipment Leases

MASTER SERVICES AGREEMENT

INTRODUCTION

A.	eBet has provided initial suggestions to Sona in respect of its future operations.

B.	Sona has requested ESPL to provide ongoing advisory, development and software maintenance services to Sona.

C.	eBet has agreed to ensure that ESPL performs its obligations under this Agreement.

D.	This Agreement sets out the terms and conditions upon which ESPL will provide those services.

Definitions and Interpretation

In this Agreement:

Unless the context otherwise requires, the following expressions have the following meanings:

“Advisory Services”	as defined in clause 3.1;

“CEO”	as defined in clause 7.1;

“CEO Salary”	as defined in clause 7.4;

“Closing Date”	as defined in the Licence Agreement;

“Compliance Plan”	as defined in the Licence Agreement;

"Confidential Information"	as defined in the Licence Agreement;

“Deliverables”
any software or other outcome (including in the case of software, development of Programs, products, software (in Object Code and Source Code format), applications, documentation, data, reports, specifications, or other Intellectual Property Rights) required to be developed or provided under a Statement of Work executed by the Parties;

“Development Services”	as defined in clause 4.1;

“Development Services Fee”	as defined in clause 6.1;

“eBet Developed Software”	as defined in the Licence Agreement;

“eBet Group Nominees”	as defined in clause 9.1;

“EGS”	as defined in the Licence Agreement;

“End-User”	as defined in the Licence Agreement;

“ESPL Labour Costs”	the hourly rates and/or salary amounts for each ESPL employee, multiplied by the time actually expended by him or her in the provision of the Development Services and Software Maintenance Services;

“Financial Year”	each calendar year;

“Force Majeure Event”
acts of God, war, rebellion, civil commotions, insurrections, political disturbances, epidemics, quarantine, riots, strikes, lockouts (whether partial or general), fires, floods, fog, frost, snow or ice, bad weather, intervention of customs and other government authorities, and any other cause not within the reasonable control of ESPL or which by the exercise of reasonable diligence it is unable to prevent, whether of the class or causes enumerated above or not;

“Gaming Government Agency”	as defined in the Licence Agreement;

“Indirect Taxes”	as defined in the Licence Agreement;

“Industry Regulatory Approval”	as defined in the Licence Agreement;

"Intellectual Property Rights"	as defined in the Licence Agreement;

“Licence Agreement”	the Licence and Distribution Agreement between Sona Mobile, Inc, Sona Innovations, Inc. and eBet, EGS and eBet Systems Pty. Ltd. executed on 17 August, 2008;

“Licence”	as defined in the Licence Agreement;

“Net Income Before Income Taxes”
the gross revenues of Sona (but excluding those earnings in the state of Nevada) (i) less cost of goods sold, Indirect Taxes, all selling, general and administrative expenses, interest expense (net of interest income), depreciation and amortisation, and extraordinary losses, and (ii) plus extraordinary gains, and (iii) but before all federal, state and local income taxes;

“Object Code”	as defined in the Licence Agreement;

"Parties"	Sona and the eBet Group, and "Party" shall be construed accordingly;

“Program”	as defined in the Licence Agreement;

“Services”	Advisory Services, Development Services and Software Maintenance Services;

“Software Maintenance Services”	as defined in clause 5.1;

“Sona Board”	the Board of Directors of Sona;

"Sona Software"	as defined in the Licence Agreement;

“Source Code”	as defined in the Licence Agreement;

“Statement of Work”	an agreement between ESPL and Sona to provide Deliverables substantially in the form of Schedule 1;

“Sub-Licence”	as defined in the Licence Agreement.

1.2
Words importing the singular shall include the plural and vice versa.  Words importing a gender shall include all genders, and words importing persons shall include bodies corporate, unincorporated associations and partnerships.

1.3	References to clauses and Schedules are references to clauses of, and Schedules to, this Agreement.

1.4	The Schedules form part of this Agreement and have full force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules.

1.5	Headings are included for ease of reference only and do not affect the interpretation or construction of this Agreement.

1.6	Examples and use of the word “including” and similar expressions, do not limit what else may be included.

1.7	A reference to any thing (including software) is a reference to the whole and each part of it.

1.8	References to the “eBet Group” means eBet and ESPL jointly, and each of them separately.

1.9
This Agreement will be read together with each Statement of Work, but in the event of a conflict, the terms of this Agreement will prevail unless the Statement of Work expressly and unambiguously states that the Parties have agreed otherwise.

2.	Appointment of Service Provider

2.1
Sona hereby appoints ESPL (and ESPL accepts its appointment) as an independent contractor to provide the Services.  ESPL will exercise its functions diligently and in the best interests of Sona’s shareholders, and use commercially reasonable efforts to render the Services in a timely and professional manner.

2.2
The Parties intend that an independent contractor relationship will be created by this Agreement.  None of the eBet Group employees involved in the provision of Services (including the eBet designee serving as CEO) will be entitled to receive from Sona any salary, bonus, compensation, vacation pay, sick leave, retirement, pension or social security benefits, workers compensation, disability, unemployment insurance benefits or any other Sona employee benefits. ESPL will be responsible for any employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business, including those related to the eBet Group employees involved in the provision of the Services.

2.3
Sona will respond promptly to issues identified by ESPL (and notified to Sona) in the course of providing Services, and will provide such other assistance as ESPL may reasonably require in order to discharge its duties and responsibilities under this Agreement in a timely manner.

2.4
Sona reserves the right to employ third party consultants to provide other services, in the sole and absolute discretion of the Sona Board. Those consultants will be subject to the overall control and direction of either the Sona Board and/or the CEO.

3.	Advisory Services

3.1	ESPL agrees to provide the following advisory services (“Advisory Services”) to Sona for the term of this Agreement, and such other services as are reasonably incidental to them:

(a)	preparation of draft business plans, budgets and cash flow statements;

(b)	preparation of product and market analyses; and

(c)	commercialisation, marketing and implementation services.

3.2	ESPL will update the items referred to in clause 3.1 (a) and (b) on a regular basis and submit them to the Sona Board for approval. In particular, ESPL will present to the Sona Board for approval:

(a)	a revised business plan; and

(b)	a draft budget and cash flow statement,

for Sona for each Financial Year, no later than 30 days before the commencement of the relevant Financial Year, subject to Sona providing the information specified in clause 14 in a timely manner.

4.	Software Development Services

4.1
ESPL agrees to provide software development and related services (“Development Services”) to Sona for the term of this Agreement.  When Sona requires the provision of Development Services it must submit a written request to ESPL in the form of a Statement of Work, which includes an overview of the nature of the Development Services requested and the Deliverables to be delivered.  Absent the execution of a Statement of Work by ESPL and Sona, ESPL shall not be required to provide Development Services to Sona.

4.2
ESPL agrees to perform those obligations assigned to it in each Statement of Work and to deliver the Deliverables described in each Statement of Work in Source Code and Object Code format to Sona.  Subject to this Agreement, ESPL shall deliver to Sona all works in progress and pending Deliverables, including all Programs, products, software (in Object Code and Source Code format), applications, documentation, data, reports, specifications or other Intellectual Property Rights in development for Sona, pursuant to the “Project Schedule” set forth in the Statement of Work.

4.3
The first Statement of Work to be agreed between Sona and ESPL (as soon as practicable after the date of this Agreement) will relate to the completion of development of each item of Sona Software to the commissioning stage.

4.4
Unless otherwise stated in a Statement of Work, during the sixty (60) day period following the delivery of a Deliverable (the “Evaluation Period”), Sona shall have the right to evaluate and test the Deliverable in order to determine if it conforms with the functional and technical specifications and other acceptance criteria set forth in the Statement of Work for such Deliverable.  In the event that the Deliverable does not conform to such specifications (as reasonably determined by Sona), Sona shall provide written notice to ESPL describing the non-conforming work.  ESPL agrees to correct all such non-conforming work at its sole cost and expense and to redeliver the corrected Deliverable to Sona for re-evaluation and re-testing as provided in this clause.

4.5
If Sona does not report a non-conformity during the Evaluation Period, Sona shall be deemed to have accepted the Deliverable (or the corrected version of the Deliverable) as a conforming Deliverable.  Notwithstanding this clause 4.5, Sona’s acceptance of the Deliverables is without prejudice to Sona’s indemnification rights under clause 17.

4.6	If ESPL breaches a material condition of a Scope of Work specified in a Statement of Work that is not remedied within 60 days after Sona has given written notice of the material breach, including:

(a)	failure to provide a Deliverable pursuant to the “Project Schedule”;

(b)	failure to correct a non-conforming Deliverable pursuant to clause 4.4; or

(c)	failure to provide timely interim or full releases of the Source Code or Object Code or other items required pursuant to clause 4.2;

then, Sona is entitled to a refund of any monies paid to date under clause 6.1 which are reasonably attributable to the work (or lack thereof) which resulted in the material breach.

5.	Software Maintenance Services

5.1
During the term of this Agreement, ESPL agrees to provide software maintenance and related services (“Software Maintenance Services”) to Sona with respect to the Sona Software.  When Sona requires the provision of Software Maintenance Services, it must submit a written request to ESPL in the form of a Statement of Work which includes an overview of the nature of the Software Maintenance Services requested and the Deliverables to be delivered.

5.2	The Software Maintenance Services shall be limited to commercially reasonable and customary services that are necessary to ensure the applicable Deliverable:

(a)	meets the functionality specifications agreed by Sona and the relevant End-User, and the applicable Statement of Work, and

(b)	if applicable, interfaces properly with Sona’s proprietary products.

5.3
As soon as reasonably practicable after receipt of a written notification from Sona requesting Software Maintenance Services and specifically describing any defect, failure, malfunction or virus that prevents the Deliverable from functioning in accordance with its functionality specifications (an “Error”), ESPL shall acknowledge receipt of such request, identify resources to correct such Error(s) and provide a preliminary assessment of such Error(s) based upon the information then available.  Upon correction of any Error(s), ESPL shall make available to Sona the updated software in electronic Source Code and Object Code format with release notes.

5.4	ESPL acknowledges and agrees that Software Maintenance Services do not include the modification of the Sona Software to comply with (or qualify for an exemption from) any Industry Regulatory Approval, gaming licenses or other local, state, federal or other applicable regulatory requirements. These additional services if any will be available from ESPL at no cost.

6.	ESPL Labour Costs

6.1
In consideration of ESPL’s agreement to provide the Development Services (particularly under the Statement of Work specified in clause 4.3) and Software Maintenance Services, Sona agrees to pay to ESPL, on a quarterly basis, the ESPL Labour Costs incurred by ESPL pursuant to each Statement of Work, up to a maximum of US$500,000, not to exceed US$125,000 per fiscal quarter (“Development Services Fee”).  While the ESPL Labour Costs shall begin to accrue as they are incurred in each fiscal quarter by ESPL, Sona shall commence payment of the Development Services Fee beginning Sona’s second fiscal quarter of 2009, whether or not an equivalent amount of ESPL Labour Costs have been accrued. Beginning 30 June, 2009, the Development Fee shall be payable on the last day of each fiscal quarter up to a maximum of US$125,000 per fiscal quarter, and shall cease once ESPL has received a total of US$500,000.

7.	Sona Chief Executive Officer Appointment

7.1	ESPL will provide the services of an eBet Group designee to serve as the chief executive officer ("CEO") of Sona, reporting directly to the Sona Board.

7.2
The appointment of the CEO shall be subject to the CEO’s full submission of a gaming application to all requisite gaming regulatory agencies within 30 days after the commencement of his or her appointment.  The appointment is further conditioned upon the CEO subsequently receiving all requisite gaming regulatory approvals to act in the capacity of CEO.

7.3
The CEO will have all the rights and powers typically devolved upon a CEO, and will enjoy the same full and free access to the Sona Board and its committees as other members of the senior management of Sona.  The CEO shall be considered to stand within the attorney/client privilege among or between Sona and its counsel, and shall be covered under Sona’s errors and omissions insurance for Sona’s directors and officers.  The eBet Group waives any obligations of confidentiality owed to it by the CEO insofar as such obligations relate to the performance by the CEO of his or her duties as CEO.

7.4
Subject to clause 2.2, the CEO will be paid compensation of US$250,000 per annum (or part thereof) payable quarterly in advance (commencing on 1 October, 2008) by equal instalments on the first working day of each calendar quarter (“CEO Compensation”).

7.5
The CEO Compensation shall be paid in fully paid shares in the common stock of Sona or, after the fifth anniversary of the Closing Date, in cash at the option of those directors of Sona who are not eBet Group Nominees. For payments in Sona shares, the number of shares to be issued to the CEO will be determined on the basis of the volume weighted average closing price for Sona shares over the 30 trading days preceding the date on which each instalment of the CEO Compensation is due for payment. The CEO shall be entitled to no further compensation beyond what is specifically provided in this clause 7.

8.	Employment of Sona Technical Employees

8.1
Within 30 days after the Closing Date, the eBet Group shall have the right (but not the obligation) to offer employment as eBet Group employees (or as employees of eBet Online Inc. of Canada) to the software engineers, developers, and technical staff of Sona (“Sona Technical Staff”) on terms and conditions reasonably comparable to those in effect on the Closing Date.  The determination of which specific Sona Technical Staff to whom the eBet Group or eBet Online Inc. will offer employment pursuant to this clause 8.1 will be at the sole and absolute discretion of the eBet Group.  Sona’s responsibility for the salary and benefits of the Sona Technical Staff employed by the eBet Group or eBet Online Inc. shall cease upon their respective dates of employment.  Subject to clause 6.1, Sona shall have no responsibility for any on-going costs associated with the employment of the Sona Technical Staff, including relocation costs, if any.

9.	Sona Board Changes and Appointment

9.1
At the first meeting of the Sona Board to be held on a date to be agreed, Sona agrees to appoint those individuals nominated by the eBet Group (“eBet Group Nominees”) to the Sona Board, for the purposes of increasing the total number of directors of the Sona Board so that the eBet Group has 50% of the directors on the Sona Board.  For the avoidance of doubt and by way of example, if the current number of directors on the Sona Board is three, then the eBet Group is entitled to nominate three eBet Group Nominees pursuant to this clause 9.1.  The eBet Group Nominees shall serve in such capacity subject to the bylaws of Sona and gaming regulatory approvals, and shall be covered under Sona’s errors and omissions insurance for Sona’s directors and officers.

9.2
Notwithstanding their appointment and the powers associated with the office of director pursuant to the bylaws of Sona, the eBet Group Nominees shall not have any voting rights or authority affecting issues arising under this Agreement or the Licence Agreement, nor any other matters or disputes arising between Sona and the eBet Group.  The eBet Group waives any obligations of confidentiality owed to it by the eBet Group Nominees insofar as such obligations relate to the performance by the eBet Group Nominees of their duties and responsibilities as a member of the Sona Board.

10.	Equipment Lease Reimbursement

10.1
As of the Closing Date, ESPL shall reimburse Sona for the monthly lease payments and charges to be incurred for the balance of the term of those equipment leases set forth in Schedule 2 (“Equipment Leases”).   ESPL shall indemnify and hold Sona harmless for any costs, claims, demands, litigation, suits and expenses, including reasonable attorneys’ fees, arising under or out of the Equipment Leases for such monthly lease payments and charges that are  made after the Closing Date.

11.	Work Made For Hire and Assignment

11.1
Each Deliverable shall be the sole and exclusive property of Sona unless stated otherwise in the relevant Statement of Work.  Sona and ESPL agree that, to the extent allowed by this Agreement and applicable law, all Deliverables shall be considered “work-made-for-hire” within the meaning and purview of Section 101 of the Copyright Act of 1976, 17 U.S.C. Section 101, and ownership of the entire right, title and interest in all Deliverables (including any and all copyrights therein) shall reside in Sona unless stated otherwise in the relevant Statement of Work.

11.2
ESPL hereby irrevocably transfers, assigns and conveys to Sona the entire right, title and interest in all Deliverables (including the exclusive copyright ownership of them, the right to register and renew the copyrights throughout the world, rights under the Universal Copyright Convention and the Berne Convention - throughout the world and for the entire duration of the copyright) and all other Intellectual Property Rights relating to the Deliverables, including all patent rights. In the event that Sona is unable, after reasonable effort, to obtain ESPL’s signature on any letters patent, copyright or other analogous protection related to any Deliverables for any reason whatsoever, ESPL hereby irrevocably designates and appoints Sona through its duly authorized president as ESPL’s agent and attorney-in-fact, to act for and in ESPL’s behalf and stead solely to execute and file any application(s)  and do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous intellectual property protection related to the Deliverables with the same legal force and effect as if executed by ESPL.

12.	Licence Grant

12.1
Subject to the terms and conditions of the Licence Agreement, Sona hereby grants to ESPL during the term of this Agreement a royalty-free, non-exclusive licence to the Sona Software on the identical terms (including as to the restrictions and approval rights) applicable to the licence to the Sona Software granted to EGS in the Licence Agreement, to enable ESPL to discharge its duties and responsibilities under this Agreement.

13.	Term

13.1
Subject to its other provisions, this Agreement commences on the Closing Date and remains in full force and effect for five (5) years. It will be renewed for successive five (5) year terms in perpetuity upon the date of expiry of the previous term.

13.2	ESPL may terminate this Agreement at any time (with or without cause) by giving not less than 60 days prior notice of termination to Sona.

13.3
Sona is not entitled to terminate this Agreement for any reason unless specifically provided in this Agreement. If Sona terminates in breach of this clause, then the unpaid portion of the Development Services Fee shall immediately become due and payable to ESPL, and Sona shall also pay to eBet, by way of liquidated damages, the sum representing the net present value of the NIBT Payment (defined in clause 16.1), assuming an annual NIBT Payment of US$2.5 million for each fiscal year of Sona over the next 20 years after the date of termination, and a discount rate of 2% per annum on quarterly rests.  The Parties will agree to a schedule of termination values as soon as practical after the Closing Date.

14.	Documents and Information

14.1
As soon as practicable after the Closing Date, Sona shall provide ESPL with access to all current documents relating to the matters described in clause 3.1, and such other documents and information (including financial models) as are necessary for ESPL to discharge its duties and responsibilities under this Agreement.

14.2	The obligations of Sona under clause 14.1 are ongoing and continue throughout the term of this Agreement.

15.	Force Majeure

15.1
If ESPL (or an approved sub-contractor) is rendered unable wholly or in part by a Force Majeure Event to provide services under this Agreement, ESPL must give prompt notice to the Sona Board, together with reasonably detailed particulars (so far as known at the time) of the extent to which it will be unable to perform or will be delayed in performing such obligations. Thereafter, the affected obligations of ESPL shall be suspended so far as affected by that Force Majeure Event during (but no longer than) its continuance. ESPL shall use all reasonable efforts to remove such Force Majeure Event as quickly as practicable in the circumstances.

15.2
The requirement that any Force Majeure Event shall be remedied with all reasonable effort does not require the settlement of strikes, lockouts, boycotts or other labour difficulties on terms contrary to the wishes of ESPL or its approved sub-contractor.

16.	Fees and Expenses

16.1
In recognition of the suggestions and assistance provided by eBet to date, and in consideration of eBet procuring the provision of ongoing services by ESPL, Sona agrees to pay to eBet, 50% of Sona’s annual or partial annual Net Income Before Income Taxes during the term of this Agreement (“NIBT Payment”).  The NIBT Payment shall start accruing immediately after Sona has enough cash on hand, in excess of the cash required for working capital to continue the operations of Sona as determined by the Sona Board (“Cash Condition”), and to pay down Sona’s outstanding interest bearing debt facilities when such facilities come due (“Debt Condition”).  For each fiscal year in which the Cash Condition and the Debt Condition are satisfied and the NIBT Payment is earned (in whole or part), Sona shall make the relevant payment within fifteen days after the date of completion of the fiscal year audit.  If Sona does not have sufficient cash to make the NIBT Payment in full when such payment is due, then the NIBT Payment will be accrued and become payable upon the availability of such cash.  Where the NIBT Payment requires the eBet Group to first receive Gaming Government Agency approval prior to receiving such payment, the Parties agrees to negotiate the payment of a fair and reasonable monthly flat fee in such jurisdiction until the Gaming Government Agency grants the necessary approvals.

16.2
In addition, Sona will pay all ESPL’s direct expenses which are reasonable and customary out of pocket costs, including airfare, hotel and ground transportation costs and other charges directly incurred or arising out of the Services, or accrued or paid by ESPL under an approved budget or otherwise in accordance with this Agreement.  Sona shall pay all undisputed charges within thirty (30) days after the invoice date.

16.3	The eBet Group shall not be entitled to any other fees or compensation other than what is specifically provided in clauses 6, 13 and 16.

17.	Indemnities and Limitation of Liability

17.1
ESPL agrees to indemnify, hold harmless and defend Sona from and against any liability incurred by Sona in respect of damage to property, death or personal injury arising from any fault or defect in the materials or workmanship of the Deliverables, and all costs, claims, demands and expenses arising out of or in connection with that liability ("Relevant Claim"), except to the extent that the liability arises as a result of the wilful misconduct or gross negligence of Sona, or an inherent defect in any relevant Sona Software which existed prior to the Closing date.  For the avoidance of doubt, it is not necessary for Sona to expend moneys before becoming entitled to the benefit of this indemnity.

17.2
ESPL must provide Sona with evidence to its reasonable satisfaction, confirming that it has insurance coverage from a first class insurer in respect of its indemnity obligations under clause 17.1, and that (where possible) Sona is a named additional insured.  This insurance coverage must be maintained in full force and effect at all times during the term of this Agreement.

17.3	Sona must, as soon as practicable after it becomes aware of a matter which may result in a Relevant Claim:

(a)	give written notice to ESPL of the matter;

(b)	give to ESPL all information and assistance which it may reasonably require to defend or settle the Relevant Claim;

(c)	allow ESPL the exclusive conduct of any proceedings and take whatever action it reasonably directs to defend or resist the matter, including the use of professional advisers nominated by Sona; and

(d)	not admit liability or settle the matter without the written consent of ESPL.

17.4	Notwithstanding clause 17.1, except for sub-clause (b) below:

(a)
in the absence of fraud or wilful misconduct on the part of the eBet Group, the total cumulative liability of the eBet Group to Sona under this Agreement is limited to the greater of the sum of US$500,000 or the amount which the eBet Group and/or Sona is able to recover under any insurance policy covering the Relevant Claim;

(b)	sub-clause (a) above does not:

(i)	prevent Sona from obtaining an order to restrain a breach of this Agreement by a member of the eBet Group, or declaratory relief as to the extent of the eBet Group’s liability under this Agreement; or

(ii)	affect the liability of the eBet Group arising because a representation or warranty from it under clause 18 is found to be incorrect or misleading in a material respect when made.

17.5
Sona agrees to indemnify, hold harmless and defend ESPL against any and all losses, claims, damages, liabilities, penalties, judgments, awards, amounts paid in settlement, reasonable out-of-pocket costs, fees, expenses and disbursements (as and when incurred) of investigating, preparing or defending any action, suit, proceeding or investigation (whether or not in connection with proceedings or litigation in which ESPL is a party), directly or indirectly caused by, relating to, based upon, arising out of or in connection with, any Services rendered by ESPL pursuant to this Agreement.  However, Sona will not be responsible for payment of indemnification amounts hereunder (and any indemnified person shall reimburse Sona for indemnification amounts already paid) that are determined by a final judgment of a court of competent jurisdiction to have resulted from an indemnified person’s bad faith, self dealing, gross negligence or wilful misconduct.  The benefit of these indemnification provisions also extends to the CEO and the eBet Group Nominees and shall survive the termination of this Agreement.

17.6
Sona agrees that it will use its commercially reasonable efforts to maintain its Directors and Officers insurance and that such insurance will include and cover the CEO under Sona’s policies for directors’ and officers’ insurance.  Sona’s obligation as reflected herein shall survive the termination of this Agreement.

18.	Representations and Warranties

18.1	Each Party hereby represents and warrants as of the date of this Agreement and covenants to the other Party that:

(a)
it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and that it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(b)
this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity;

(c)
all necessary consents, approvals and authorizations of any applicable government agency and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained;

(d)
the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of applicable law or any provision of the articles of incorporation, by-laws, constitution or any similar instrument of such Party, as applicable, in any material way, and (ii) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound;

(e)
it has and will have enforceable written agreements with all of its employees who receive Confidential Information under this Agreement assigning to such
Party ownership of all Intellectual Property Rights created in the course of their employment.

18.2	Sona warrants that:

(a)
the execution, delivery and performance by Sona of this Agreement does not or will not (with or without the lapse of time, the giving of notice or both) contravene, conflict with or result in a breach of, or default under:

(i)	a provision of Sona’s by-laws or articles of incorporation; or

(ii)	a material term or provision of any loan or security arrangement, undertaking agreement or deed to which Sona is a party; or

(iii)	a writ, order or injunction, judgement, law, rule or regulation to which Sona is a party or is subject, or by which it is bound; or

(iv)
any agreement, arrangement or understanding to which it is a party, except that Sona does not make such warranty as to its relationship, agreement, arrangement or understanding with its current CEO and Chairman of the Board, Shawn Kreloff.

(b)	it has disclosed to ESPL all information which could reasonably be regarded as relevant to its decision to accept its appointment to provide the Services; and

(c)
none of the representations and warranties made by Sona herein contains (or will contain) any untrue statement of a material fact, nor omit to state any material fact necessary to make the statements made, in the light of the circumstances under which they were made, not misleading.

18.3	The eBet Group warrants that:

(a)
the execution, delivery and performance by the eBet Group of this Agreement does not or will not (with or without the lapse of time, the giving of notice or both) contravene, conflict with or result in a breach of, or default under:

(i)	a provision of the eBet Group’s constitutions; or

(ii)	a material term or provision of any loan or security arrangement, undertaking agreement or deed to which the eBet Group is a party; or

(iii)	a writ, order or injunction, judgement, law, rule or regulation to which the eBet Group is a party or is subject, or by which it is bound;

(b)
subject to clause 18.2(b), the eBet Group is entering into this Agreement voluntarily based on its own due diligence.  The eBet Group further acknowledges that it has read and understands all of the documents and instruments reviewed by it and has had the opportunity to have such information reviewed by its financial advisors, including, its accountant and attorney(s);

(c)
none of the representations and warranties made by the eBet Group herein contains or will contain any untrue statement of a material fact, nor omit to state any material fact necessary to make the statements made, in the light of the circumstances under which they were made, not misleading.

18.4
Sona acknowledges and confirms that there is no agreement, arrangement or understanding in place for eBet (or any member of the eBet group of companies) to provide additional funds to Sona (or any member of the Sona group of companies) beyond what is specifically provided in clauses 10 and 17 of this Agreement and the fees to be paid to Sona Mobile, Inc under the License Agreement.

19.	Termination

19.1	This Agreement shall commence on the Closing Date and remain in full force and effect until terminated by ESPL under clause 13.2, or by a Party pursuant to this clause 19, or clause 28.4.

19.2
Sona may terminate this Agreement with immediate effect where one or more eBet Group Nominees and the CEO are simultaneously removed (within thirty (30) days of each other) by the Sona Board under clause 28 or for their commission of an act of fraud, , breach of fiduciary duty, dishonesty, or gross or wilful misconduct upon Sona ..

19.3
The eBet Group may terminate this Agreement where Sona fails to pay any compensation or expenses due under clauses 6, 7 or 16 and such failure to pay is not remedied within thirty (30) days after the eBet Group has given written notice of the failure to pay to Sona, requiring payment.

19.4
Notwithstanding any other term in this Agreement apart from clause 13.2, either Sona  or the eBet Group (“Terminating Party”) may terminate this Agreement with immediate effect by giving notice of such termination to the other of them (“Other Party”) on or at any time after the occurrence of any of the following events:

(a)
a receiver, liquidator, administrator  or similar official is appointed to one of the Other Parties, or the Other Party passes a resolution for the appointment of a liquidator (other than, in any such case, a voluntary winding-up of a solvent company for the purposes of amalgamation or reconstruction);

(b)
an order is made for the appointment of an administrator to manage the affairs, business and property of one of the Other Parties, or notice of intention to appoint an administrator is given by one of the Other Parties or its directors;

(c)
one of the Other Parties takes steps to enter into a company voluntary arrangement (including under Chapter 11 of the Bankruptcy Code of the USA), a scheme of arrangement or any analogous compromise or arrangement (whether formal or informal) with any of its creditors (other than, in any such case, a voluntary winding-up of a solvent company for the purposes of amalgamation or reconstruction);

(d)	one of the Other Parties is unable or admits in writing its inability to pay its debts as they fall due; or

(e)	one of the Other Parties suffers or takes any similar or analogous action in any jurisdiction in consequence of debt.

20.	Effects Of Termination

20.1	Termination of this Agreement (however caused) shall be without prejudice to any rights or liabilities accrued at the date of termination (“Effective Termination Date”).

20.2	Upon the Effective Termination Date, the following events shall occur;

(a)	all fees earned as of the Effective Termination Date shall be paid within thirty days of invoice;

(b)	all continuing fees and payments accruing under this Agreement after the Effective Termination Date shall cease;

(c)	the CEO and the eBet Group Nominees shall resign from their respective offices and positions held with Sona and the Sona Board;

(d)
ESPL shall deliver to Sona all works in progress and pending Deliverables (including all Programs, products, software in Object Code and Source Code format), applications, documentation, data, reports, specifications, or other Intellectual Property Rights in development for Sona pursuant to a Statement of Work.

21.	Confidential Information

21.1
Save to the extent required by either Sona or ESPL to comply with their respective obligations under this Agreement, Sona and the eBet Group shall hold in confidence all Confidential Information obtained from the other of them.

21.2
For the duration of this Agreement and for two years thereafter, neither Sona nor the eBet Group shall disclose to any third party outside its corporate group (without the prior express written permission of the other of them), any Confidential Information obtained from the other of them, save that a Party may disclose any Confidential Information obtained from the other of them:

(a)
to those of its officers, employees or contractors (or the officers, employees or contractors of any company in its corporate group) as may be reasonably necessary for the purpose of fulfilling its obligations under this Agreement, provided that before making any such disclosure the effected Party makes such officers, employees and contractors aware of its obligations of confidentiality under this Agreement and procures compliance by those persons with them; and

(b)	where such disclosure is required by any law, court order, regulatory or other authority.

21.3	The provisions of clauses 21.1 and 21.2 do not apply to any information which:

(a)	is or becomes public knowledge other than by breach of this clause;

(b)	is already in the possession of either Sona or the eBet Group without restriction in relation to disclosure, before the date of its receipt from the other of them; or

(c)	is received from a third party who lawfully acquired or developed it and who is under no obligation restricting its disclosure.

22.	Fairness and Good Faith

22.1
In entering into this Agreement, each of Sona and the eBet Group recognise that it is impracticable to make provision for every contingency which may arise.  They declare it to be their intention that this Agreement and each other agreement to which it refers shall operate between them with fairness.  Sona and the eBet Group agree and declare that they will at all times act in good faith and in a timely manner in relation to the other of them with respect to all matters relating to this Agreement.

23.	Dispute resolution

23.1
Each Party agrees that it will not terminate this Agreement or a Statement of Work  unless required to do so in order to comply with deadlines under the law, nor file an action or institute legal proceedings with respect to any dispute, controversy, or claim arising out of, relating to, or in connection with, this Agreement, until:

(a)	it has given the other Party written notice of the matter;

(b)	the other Party has failed to provide an effective remedy within thirty (30) days after receipt of such notice;

(c)	it has requested that senior executives for both Parties meet and discuss the matter in order to consider informal and amicable means of resolution; and

(d)	either such meeting failed to occur within thirty (30) days after such request, or the meeting did not produce a mutually satisfactory resolution of the matter.

24.	Assignment

24.1
ESPL may sub-contract its obligations in respect of the provision of wagering-related Services to eBet Online Inc. of Canada, subject to the approval of the final contract terms by the non-eBet Group Nominees on the Sona Board.

24.2
Otherwise, neither Sona nor the eBet Group may assign, sub-contract or otherwise deal with any of their respective rights or obligations under this Agreement in a manner not expressly provided for in this Agreement, without the prior written consent of the other of them, which may not be unreasonably withheld.

24.3	Notwithstanding clause 24.2, the eBet Group may, without the prior consent of Sona, assign or otherwise transfer any of their rights or obligations under this Agreement:

(a)
in connection with a merger, acquisition, sale of substantially all of its assets or stock, financing, reorganization, or similar transaction.  Should any of the foregoing events occur, all references to the eBet Group in this Agreement shall be deemed to refer to such assignee;

(b)	to a wholly owned subsidiary of eBet.

24.4
Sona agrees that it will not enter into a merger, consolidation, sale of substantially all of its assets or stock, exchange of stock, exchange of assets, or similar transactions without the prior written consent of the eBet Group, not to be unreasonably withheld where the proposed transaction will not interfere with the eBet Group’s contractual rights under this Agreement.

25.	Notices

25.1
Unless specified otherwise in this agreement, any notice required to be gives pursuant to this Agreement shall be in writing and be given by delivering the notice by hand at, or by sending the same by prepaid first class post (airmail if to an address outside the country of posting) or facsimile or email to, the address of the relevant Party as set out in this Agreement, or to such other address as a Party notifies to the others from time to time. Any notice given at the time of delivery (if delivered by hand) and when received (if sent by post, facsimile or email).

26.	General

26.1
This Agreement and any document referred to in this Agreement constitutes the entire understanding between the Parties with respect to its subject matter, and supersedes all prior agreements, negotiations and discussions between the Parties relating to it.

26.2	Save as expressly provided in this Agreement, no amendment or variation it is effective unless in writing and signed by a duly authorised representative of the Parties.

26.3	Sona hereby consents to this Agreement being subject to any security required to be given by the eBet Group to its financiers.

26.4
No forbearance, delay or indulgence by any Party in enforcing the provisions of this Agreement shall prejudice or restrict the rights of that Party nor be construed or deemed to be a waiver of any of that Party's rights, and no waiver of any breach shall operate as a waiver of any subsequent or continuing breach.

26.5
If any provision of this Agreement is held invalid, illegal or unenforceable for any reason by any court of competent jurisdiction, such provision shall be severed and the remainder of the provisions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid, illegal or unenforceable provisions eliminated.

26.6	Except for the CEO, a person who is not a party to this Agreement shall not have any rights under or in connection with it by virtue of any applicable legislation.

26.7
Nothing in this Agreement is intended to, nor shall be deemed to, establish any partnership or joint venture between the Parties, constitute any Party the agent of another Party, nor authorise any Party to make or enter into any commitments for or on behalf of the other Party.

26.8
This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy or electronic portable document format (delivered by electronic mail) shall be as effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument as applicable. The electronic copies so signed will constitute originally signed copies of the same consent requiring no further execution.

27.	Governing Law and Jurisdiction

27.1
This Agreement shall be governed by and construed in accordance with the laws of the state of New York, without regard to any principles that would cause the application of the law of any other jurisdiction.

27.2
The courts of New York and courts of appeal from them have exclusive jurisdiction to hear and determine any action or proceeding and to settle any dispute that arises out or in connection with this Agreement.

27.3
The eBet Group appoints Patrick Arrington of Dorsey & Whitney, LLP, 38 Technology Drive, Suite 100, Irvine, CA 92618-5310, as its agent to accept service of process under this Agreement.  If, for any reason, the eBet Group’s appointee as agent for service of process ceases to be able to act as such, the eBet Group must forthwith appoint another resident within the United States to accept service of process.  In the meantime, Sona is entitled to treat the previous appointee as the eBet Group’s agent for service of process.

28.	Regulatory Compliance

28.1
Sona and the eBet Group specifically acknowledge that the other of them is subject to the gaming and/or wagering, and licensing requirements of various jurisdictions and is obliged to take diligent efforts to determine the suitability of its business associates.

28.2
Sona and the eBet Group agree to cooperate fully with the other of them in providing any information which the requesting Party deems necessary or appropriate in assuring itself that the requisitioned Party possesses the good character, honesty, integrity, and reputation applicable to those engaged in the gaming and/or wagering industries.

28.3	Sona and the eBet Group agree to be bound by and to comply with the terms and conditions of, each other’s Compliance Plan.

28.4
Subject to clause 28.5, either Sona or the eBet Group (the “First Party”) may terminate this Agreement where, as a result of a notification from, or discussions with, a Gaming Government Agency, it holds the reasonable opinion that the other such Party has taken such action (or has failed to take such action) that will be detrimental to a material gaming industry licence, permit or approval that the First Party or a related body corporate holds (or seeks to hold) to conduct business within that Gaming Government Agency’s jurisdiction.

28.5
The First Party must  notify in writing the other Party of the matters referred to in clause 28.4 (the “Regulatory Notice”), setting out all relevant details and include all potential remedial actions that the other such Party could take, where possible, to avoid termination under clause 28.4.  The First Party may then, 10 days after issuing the Regulatory Notice, issue a further notice (the “Regulatory Termination Notice”) providing the other such Party a further 10 days (or such longer period nominated by the First Party acting reasonably). During this notice period, representatives of the Parties shall discuss the remedial action which could be taken and, where reasonably practicable, the First Party shall seek to arrange a meeting or conference telephone call with representatives of the Gaming Government Agency to enable the other such Party to understand the reasons for the notification and the remedial action required. At the end of this notice period (totalling a minimum of 20 days) and provided that the other such Party has not rectified the issue to the satisfaction of the Gaming Government Agency in question, then (at the First Party's option) this Agreement will terminate on the last day of the period set out in the Regulatory Termination Notice, unless otherwise notified by the First Party in writing to the other such Party.

Schedule 1 - Form of Statement of Work

STATEMENT OF WORK (Example of format)

Title of Project

Section 1:	General scope and nature of this Statement of Work:

Section 2:	Deliverables; Functional Specifications:

Section 3:	Performance Warranty for Deliverables (if different than as provided for in the Licence Agreement):

Section 4:	Payment Amount and Payment Terms:

Section 5:	Annual Software Maintenance Fees (if any):

Section 6:	Project Schedule and Delivery Dates:

Section 7:	Ownership of Intellectual Property Rights (if different than as provided for in the Licence Agreement):

Section 8:	Project Managers:

NOTE:  This Statement of Work is governed by the terms of that certain Master Services Agreement in effect between Sona, and ESPL and eBet Limited.  In the event of any inconsistency between the provisions of this Statement of Work and the Master Services Agreement, the provisions of the Master Services Agreement shall govern, unless this Statement of Work expressly and unambiguously states that the parties have agreed otherwise.

IN WITNESS WHEREOF, the parties have executed this Statement of Work as of [insert date].

SONA MOBILE HOLDINGS CORP.	EBET SERVICES PTY. LTD.
By:	By:
Name:	Name:
Title:	Title:
Date	Date

By:
Name:
Title:
Date

Schedule 2 - Equipment Leases

11119999
11120054
11120055
11120214
11120427